                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                                 INACOM CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
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    (4) Date Filed:

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
                                   NOTICE OF
                                 ANNUAL MEETING
                                OF STOCKHOLDERS

                                PROXY STATEMENT

                                  INACOM CORP.
                            FARNAM EXECUTIVE CENTER
                               10810 FARNAM DRIVE
                             OMAHA, NEBRASKA 68154
                                 (402) 392-3900

                                     [LOGO]

                                     [LOGO]

                               NOTICE OF MEETING

TO INACOM CORP. Stockholders:

  The annual meeting of stockholders of InaCom Corp. will be held on April 22, 1999 at 9:00 A.M. local time, at the Embassy Suites, 555 South 10(th) Street, Omaha, Nebraska 68102.

  We hope you will be able to attend this year's Stockholders' Meeting. If you do not expect to be present and wish your stock to be voted, please sign, date and mail the enclosed proxy form. If you later decide to attend the meeting, you may withdraw your proxy at that time and vote your shares in person.

  Matters to be considered by the stockholders:
    Item 1. Election of Directors.
    Item 2. Approval of the appointment of independent accountants for fiscal year 1999.

  Stockholders of record as of the close of business on March 12, 1999 are eligible to vote at the annual Stockholders' Meeting.

                                         By order of the Board of Directors.

                                                       [SIGNATURE]
                                         MICHAEL A. STEFFAN,
                                         Secretary
March 18, 1999

                                PROXY STATEMENT
            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 22, 1999

To our Stockholders:

  The Board of Directors of InaCom Corp. ("InaCom" or "Company") solicits your proxy in the form enclosed for use at the Annual Meeting of Stockholders to be held on Thursday, April 22, 1999.

  Stockholders of record at the close of business on March 12, 1999 are entitled to vote at the meeting. The Company at March 12, 1999 had 45,090,533 shares of common stock outstanding or issuable pursuant to the February 1999 merger with Vanstar Corporation. However, not all of the Vanstar certificates had been exchanged for InaCom common stock as of the March 12 record date. Consequently, 39,812,105 shares of common stock are entitled to vote at the meeting. All holders of common stock are entitled to one vote for each share of stock held by them. The presence of a majority of the outstanding shares of common stock, represented in person or by proxy at the meeting, will constitute a quorum. Shares represented by proxies that are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum. Proxies relating to "street name" shares that are voted by brokers on some matters will be treated as shares present for purposes of determining the presence of a quorum, but will not be treated as shares entitled to vote at the annual meeting on those matters as to which authority to vote is withheld by the broker ("broker non-votes").

  The thirteen nominees receiving the highest vote totals will be elected as directors of InaCom. Accordingly, abstentions and broker non-votes will not affect the outcome of the election of directors. All other matters to be voted on will be decided by the affirmative vote of a majority of the shares present or represented at the meeting and entitled to vote. On any such matter, an abstention will have the same effect as a negative vote. A broker non-vote will not be counted as an affirmative vote or a negative vote because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority.

  A stockholder giving a proxy may revoke it before the meeting by mailing a signed instrument revoking the proxy to: Secretary, InaCom Corp., Farnam Executive Center, 10810 Farnam Drive, Omaha, Nebraska 68154. To be effective, the revocation must be received by the Secretary before the date of the meeting. A stockholder may attend the meeting in person, and at that time withdraw the proxy and vote in person. This proxy statement is being mailed to stockholders on or about March 18, 1999.

  The cost of solicitation of proxies, including the cost of reimbursing banks and brokers for forwarding proxies and proxy statements to their principals, will be borne by the Company.

                              CERTAIN STOCKHOLDERS

  The following table sets forth information relating to the beneficial ownership of the Company's common stock by each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of common stock, by each of the executive officers named in the Summary Compensation Table, and by all directors and executive officers as a group:

                                                     BENEFICIAL
                                                      OWNERSHIP
                                                   AS OF MARCH 12,     PERCENT
NAME OF BENEFICIAL OWNER                               1999(2)         OF CLASS
-----------------------------------------------  -------------------   --------
Warburg, Pincus ...............................     10,548,800            23.4%
Capital Company, L.P.
466 Lexington Avenue
New York, New York 10017
Legg Mason, Inc. ..............................      2,611,727(1)          5.8%
100 Light Street
Baltimore, Maryland 21202
Bill Fairfield.................................        368,275                *
George DeSola..................................         25,800                *
Robert Schultz.................................         43,525                *
David Guenthner................................         65,335                *
Michael Steffan................................         67,311                *
All Executive Officers and Directors as a Group     13,853,654(3)         29.8%
(24 persons)...................................

  * Less than 1% of outstanding common stock, based on 45,090,533 outstanding shares. See "Election of Directors" for stock ownership information on certain other directors.

  (1)Based on a Schedule 13G, dated February 12, 1999 filed by Legg Mason, Inc. with the Securities and Exchange Commission.

  (2)Beneficial ownership includes shares which the persons indicated have, or within sixty days of March 12, 1999 will have, the right to acquire through the exercise of stock options as follows: Bill Fairfield 193,400 shares; George DeSola 20,000 shares; Robert Schultz 36,600 shares; David Guenthner 48,600 shares; Mike Steffan 42,700 shares; and all directors and executive officers as a group, 1,382,833 shares.

  (3)Beneficial ownership for directors and executive officers includes 10,548,800 shares owned by Warburg, Pincus Capital Company, L.P. See footnote (3) under Election of Directors.

                             ELECTION OF DIRECTORS

  The Company's Board of Directors is elected on an annual basis. There are currently thirteen directors.

  The following table sets forth the Company's nominees for the Board of Directors. Each nominee is a member of the present Board of Directors. Messrs. Bard, Janeway, Oltman, and Tauscher were formerly directors of Vanstar Corporation and became directors of the Company pursuant to the February 17, 1999 merger with Vanstar Corporation.

                                                                                            COMMON STOCK OWNED
                                                                                            BENEFICIALLY AS OF
                                                                                              MARCH 12, 1999
                                                                                           --------------------
                                                                                 DIRECTOR  NUMBER OF   PERCENT
NOMINEE FOR DIRECTOR AND PRINCIPAL OCCUPATION OR EMPLOYMENT                       SINCE    SHARES(1)   OF CLASS
-------------------------------------------------------------------------------  --------  ---------   --------
Joseph Auerbach, Age 82........................................................  9/14/87      20,100     *
  Professor of Business Administration, Emeritus, at the Harvard Business
    School; Counsel to the firm of Sullivan & Worcester, Boston; Director,
    National Benefit Life.
Richard H. Bard, Age 51........................................................  2/17/99     431,439     *
  Chairman and Chief Executive Officer of Optical Security Group, Inc. (a
    technology company); Chief Executive Officer of Bard & Co., Inc. (a diversified investment management Company); Chairman of the Board of
    Directors, Security Technologies Group, Inc.
Mogens C. Bay, Age 50..........................................................    3/4/97      6,234     *
  Chairman and Chief Executive Officer of Valmont Industries, Inc. (metal fabrication); Director, ConAgra, Inc.
James Q. Crowe, Age 49.........................................................   8/21/97     16,267     *
  President and Chief Executive Officer of Level 3 Communications, Inc.(local and long distance fiber carrier); Director, Peter Kiewit Sons' Inc., RCN
    Corporation, Commonwealth Telephone Enterprises, Inc.
Bill L. Fairfield, Age 52......................................................    3/1/85    368,275     *
  President and Chief Executive Officer of Inacom since March 1985; Director,
    The Buckle, Inc., SITEL Corp., International Computer Group (ICG) Paris.
W. Grant Gregory, Age 58.......................................................  12/17/92      5,600     *
  Chairman, Gregory & Hoenemeyer, Inc., Greenwich, CT (merchant banking);
    Director, AMBAC Inc., AMBAC Indemnity Group, Inc., True North
    Communications., DoubleClick, Inc., HCIA Health Care Inc.
Rick Inatome, Age 45...........................................................    8/6/91    188,211(2)   *
  Chairman of the Board of Directors of Inacom; co-founder, Inacomp Computer
    Centers, Inc., in 1976 and its Chief Executive Officer from 1979 to August
    1991; Chairman Liberty Business and Industrial Development Corp.; co-
    Chairman, American Speedy Printing Centers, Inc.; Director, Atlantic
    Premium Brands, Inc., Action Technologies, Inc., R.L. Polk, Saturn
    Electronics and Engineering, Inc., AAA Michigan/Wisconsin, Sylvan Learning
    Systems, Inc., Henry Ford Health Systems.
Joseph Inatome Age 73..........................................................    8/6/91    188,211(2)   *
  Co-founder, Inacomp Computer Centers, Inc., and an executive officer until
    July 1989 and Director until August 1991; Chairman of the Board of
    Directors, American Speedy Printing Centers, Inc.

William H. Janeway, Age 55.....................................................   2/17/99  10,548,800(3)  23.5%
  Managing Director of Venture Capital High Technology Team of E.M. Warburg,
    Pincus & Co., LLC (an investment company); Director, BEA Systems, Inc.,
    Indus International, Inc., Industri-Matematik International Corp., VERITAS
    Software Corporation.
John R. Oltman, Age 53.........................................................   2/17/99     16,640     *
  Chairman and Chief Executive Officer of SHL Systemhouse, Inc. (provider of computer services) from 1991 to 1995; Managing Partner for Andersen
    Consulting, Inc. from 1988 to 1991; Director, IA Corporation.
Gary Schwendiman, Age 58.......................................................    7/8/87      9,100     *
  Professor of Management in the College of Business at the University of
    Nebraska-Lincoln; Dean of the College of Business at the University of
    Nebraska-Lincoln from 1977 to 1994; Director, The Gallup Organization,
    Inc., Security Mutual Life Insurance Co.
William Y. Tauscher, Age 48....................................................   2/17/99  1,973,020     4.3%
  Chairman of the Board of Directors of Vanstar Corporation from September 1987 to February 1999, Chief Executive Officer of Vanstar from September 1988 to
    February 1999; Director, Safeway, Inc.
Linda S. Wilson, Age 63........................................................    3/4/97      6,084     *
  President of Radcliffe College; Director, Citizens Financial Group, Value
    Line, Inc., ICANN, Inc.; Trustee, Massachusetts General Hospital
    Corporation.

  * Less than 1% of outstanding common stock, based on 45,090,533 outstanding shares.

  (1) Beneficial ownership includes shares which the designated individual has, or will have within sixty days of March 12, 1999, the right to acquire through the exercise of stock options as follows: Messrs. Auerbach, Gregory, Joseph Inatome and Schwendiman, 2,000 shares each; Mr. Bard, 238,358 shares; Mr. Bay, 4,334 shares; Mr. Crowe, 2,667 shares; Rick Inatome, 28,942 shares; Mr. Fairfield, 193,400 shares; Mr. Oltman, 16,640 shares; Mr. Tauscher, 695,958 shares; and Ms. Wilson, 5,334 shares.

  (2) Beneficial ownership for Rick Inatome and Joseph Inatome each includes 188,211 shares which Rick Inatome and Joseph Inatome, acting together, are empowered to vote pursuant to the terms of a September 1993 voting agreement (the "1993 Voting Agreement"), as reported on Schedule 13D, as amended, filed with the Securities and Exchange Commission. The following shares are subject to the 1993 Voting Agreement: 107,821 shares owned directly by Rick Inatome, 1,122 shares owned by Rick Inatome and Joyce Inatome, 1,122 shares owned by Joyce Inatome under Uniform Gifts to Minors Act, 48,093 shares owned directly by Joseph Inatome, and 30,053 shares owned directly by Nan Inatome. The 1993 Voting Agreement terminates on September 30, 2003. Joseph Inatome and Nan Inatome are the parents of Rick Inatome.

  (3) These shares are owned by Warburg Pincus Capital Company, L.P. ("WPCC"). Mr. Janeway is a Managing Director of an entity which manages WPCC. Mr. Janeway disclaims beneficial ownership of these shares.

  It is intended that proxies will be voted for the election of these nominees. In the event any nominee should become unavailable, which the Board of Directors has no reason to believe will be the case, the proxy holders will have discretionary authority in that instance to vote the proxies for a substitute.

                      DIRECTORS MEETINGS AND COMPENSATION

  The Board of Directors meets on a regularly scheduled basis. The Board of Directors met fifteen times during 1998, including seven meetings via teleconferences.

  The Board of Directors has assigned certain responsibilities to committees. The Audit Committee, which met six times in 1998, is responsible for recommending to the Board of Directors, subject to stockholder approval, the independent certified public accounting firm to be retained each year. The Audit Committee meets periodically with the certified public accountants and management to review performance. Members of the Audit Committee are Joseph Auerbach (Chairman), Joseph Inatome, Gary Schwendiman, and Linda Wilson.

  The Compensation Committee, which met three times in 1998, determines the amounts and types of remuneration to be paid to management employees. Members of the Compensation Committee are Mogens Bay (Chairman), Joseph Auerbach, and Gary Schwendiman.

  The Nominating and Corporate Governance Committee, which met five times in 1998, recommends to the Board (i) nominees for election as directors, (ii) adoption of principles and rules of corporate governance, (iii) processes for periodic evaluation of the Chief Executive Officer, and (iv) proposals for establishment of Board committees and the composition thereof. With respect to its nominating function, the Committee's policy is to consider qualified candidates, including those submitted by stockholders. Stockholders may recommend candidates by writing to the Corporate Secretary. Members of the Nominating and Corporate Governance Committee are Linda Wilson (Chair), Joseph Inatome, and James Crowe.

  The Strategic Planning Committee was established in June 1998. The Committee, which met two times during 1998, is comprised of Bill Fairfield (Chairman), James Crowe, and Mogens Bay. The Strategic Planning Committee consults with management concerning the Company's strategic planning process and specific strategic planning transactions.

  Directors who are not employees of InaCom receive fees of $20,000 per annum plus $1,250 per meeting attended ($500 for meetings via telephone conference) and the right to designate a charity to receive up to $20,000 of computer equipment annually. The compensation committee chairman receives an additional $250 per compensation committee meeting and the audit committee chairman receives an additional $750 per audit committee meeting. Directors who are not employees of InaCom receive 150 shares of common stock of the Company for each regular Board meeting attended by the director subsequent to the prior annual stockholders' meeting (other than meetings by written consent or telephone conference). Directors Auerbach, Gregory, Joseph Inatome, Schwendiman, and Bay each received 900 shares of common stock, director Wilson received 750 shares of common stock, and director Crowe received 600 shares of common stock on April 23, 1998.

  Directors who are not employees of InaCom also receive an annual grant of a nonstatutory stock option to acquire 1,000 shares of common stock exercisable at the fair market value of the common stock on the date of the grant. Such grants are made on the date of and immediately following each annual stockholders' meeting. All current nonemployee directors of the Company (except for directors Tauscher, Janeway, Bard, and Oltman who did not become directors until February
1999) received such an option grant on April 23, 1998. In addition, each nonemployee director who first becomes a director on or after January 1, 1997, receives a one-time grant of a nonstatutory stock option to acquire 5,000 shares of common stock exercisable at the fair market value on the date such person first becomes a director of the Company, with such options becoming exercisable in one-third increments beginning on the first anniversary of the date of the grant. Directors Bard and Oltman received such option grants on February 17, 1999.

                           SUMMARY COMPENSATION TABLE

  The following Summary Compensation Table shows compensation paid by the Company for services rendered during fiscal years 1998, 1997 and 1996 for the Chief Executive Officer and the other four most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 in 1998:

                                                           LONG-TERM COMPENSATION
                                            ANNUAL        ------------------------
                                         COMPENSATION      RESTRICTED
                                      ------------------  STOCK AWARDS   NUMBER OF      ALL OTHER
 NAME AND PRINCIPAL POSITION    YEAR   SALARY   BONUS(3)   AMOUNT(1)      OPTIONS    COMPENSATION(2)
------------------------------  ----  --------  --------  ------------   ---------   ---------------
Bill Fairfield                  1998  $425,000  $299,272          0             0        $87,255
President, Chief Executive      1997  $424,996  $948,027          0       200,000        $75,732
Officer and Director            1996  $424,035  $925,742          0             0        $59,175

George DeSola                   1998  $225,000  $127,446          0             0        $41,557
Group Executive,                1997  $208,654  $366,381    $89,950        10,000        $37,788
Technology Services             1996  $200,000  $355,076          0             0        $30.892

Robert Schultz                  1998  $225,000  $113,368          0             0        $52,781
Group Executive,                1997  $208,654  $389,878    $89,950        10,000        $46,953
Information Systems             1996  $199,519  $417,526          0             0        $33,133

David Guenthner                 1998  $225,000  $106,485          0             0        $64,628
Executive Vice President        1997  $208,654  $343,885    $89,950        10,000        $33,070
and Chief Financial Officer     1996  $181,731  $339,260          0             0        $26,581

Michael Steffan                 1998  $200,000  $123,191          0             0        $36,836
President, Distribution         1997  $190,192  $343,637    $89,950        10,000        $35,670
and Operations                  1996  $176,923  $381,572          0             0        $22,801

  (1) Messrs. Schultz, DeSola, Guenthner, and Steffan each received a restricted stock award of 2,800 shares on February 26, 1998 (based on 1997 performance goals) which vests in installments of 20% annually beginning on April 1, 1998. At the end of fiscal 1998, the aggregate value of the unvested restricted stock held by the named executive officers valued at the closing price of the Company's Common Stock at December 26, 1998 without giving effect to the diminution of value attributable to the restrictions on such stock was Mr. Fairfield (43,500 shares) $660,656; Messrs. DeSola, Schultz, Guenthner, and Steffan (2,240 shares each) $34,020 each.

  (2) Amounts reported in this column represent contributions by the Company to the Company's 401 (k) savings plan and the related supplemental savings plan. Company contributions to such plans for 1998, 1997 and 1996, respectively for the named executive officers were: Mr. Fairfield, $70,834, $59,311 and $48,861; Mr. DeSola, $28,791, $25,022 and $21,557; Mr. Schultz, $33,163, $27,335 and
$26,486; Mr. Guenthner, $27,559, $24,310 and $21,302; and Mr. Steffan, $26,575,
$25,409 and $21,143. In addition, this column also includes the amount of the premium paid by the Company in 1998, 1997 and 1996, respectively for split-dollar insurance on the named executive officers under the Company's Executive Death Benefit Plan and the premiums paid by the Company in 1998 and 1997 for long-term disability coverage on the named executive officers as follows: Mr. Fairfield, $16,421, $16,421 and $10,314; Mr. DeSola, $12,766,
$12,766 and $9,335; Mr. Schultz, $19,618, $19,618 and $6,647; Mr. Guenthner,
$37,069, $8,760 and $5,279; and Mr. Steffan, $10,261, $10,261 and $1,658.

  (3) Bonus compensation includes amounts payable in 1999 for 1998 services and certain amounts initially based on 1997 and 1996 services but conditional on 1998 performance; payment of certain bonus amounts has been deferred and is contingent on future performance.

                       OPTION GRANTS IN FISCAL YEAR 1998

  No stock options or stock appreciation rights were granted during fiscal 1998 to the executive officers named in the Summary Compensation Table.

           OPTION EXERCISES IN FISCAL 1998 AND FISCAL YEAR-END VALUES

  The following table sets forth information on aggregate option exercises in the last fiscal year and information with respect to the value of unexercised options to purchase the Company's Common Stock for the executive officers named in the Summary Compensation Table:

                                                                                                                     VALUE OF
                                                                                                                    UNEXERCISED
                                                                                                                    IN-THE-MONEY
                                                                                                                      OPTIONS
                                                                                          NUMBER OF UNEXERCISED       HELD AT
                                                                                             OPTIONS HELD AT         DECEMBER
                                                         NUMBER OF                          DECEMBER 26, 1998       26, 1998(1)
                                                      SHARES ACQUIRED        VALUE      --------------------------  -----------
                      NAME                              ON EXERCISE         REALIZED    EXERCISABLE  UNEXERCISABLE  EXERCISABLE
-------------------------------------------------  ---------------------  ------------  -----------  -------------  -----------
Bill Fairfield                                                   0                   0     212,100        235,000   $   325,258
George DeSola                                                    0                   0      20,000          5,000   $    81,333
Robert Schultz                                                   0                   0      36,600          5,000   $   107,645
David Guenthner                                                  0                   0      48,600          5,000   $   142,145
Michael Steffan                                                  0                   0      47,450          5,000   $   160,440


                      NAME                            UNEXERCISABLE
-------------------------------------------------  -------------------
Bill Fairfield                                                  0
George DeSola                                                   0
Robert Schultz                                                  0
David Guenthner                                                 0
Michael Steffan                                                 0

  (1) Value is common stock closing price of $15.1875 per share at 1998 fiscal year end, less the option exercise price, multiplied by the number of shares.

                  EMPLOYMENT, CONSULTING AND OTHER AGREEMENTS

  A consulting agreement between Rick Inatome and Inacomp Computer Centers, Inc., which was assumed by InaCom in connection with the 1991 merger between the Company and Inacomp Computer Centers, Inc., became effective on August 5, 1994. The consulting agreement requires payments to Mr. Inatome for a period of five years beginning with a fee equal to 110% of base salary as of August 5, 1994 and increasing annually by 10% of such base salary during the term thereafter. The Company paid Mr. Inatome $432,500 under the consulting agreement during 1998.

  The Company leases certain office and warehouse space in Troy, Michigan, to an entity controlled by Rick Inatome. The lease commenced February 1, 1995, extends through January 31, 2000, and provides certain renewal options, and a purchase option. The lease was amended in July 1998 to add leased space and increase base rent. The current lease requires base rental payments of $17,235 per month with the lessee paying applicable taxes, utilities and insurance.

  The Company entered into change-in-control agreements (the "Agreements") in 1994 with seven of its senior officers, including Messrs. Fairfield, DeSola, Schultz, Guenthner, and Steffan. The Agreements provide generally that, if the officer is terminated (excluding a termination on account of death or for cause, but including a termination by the officer for good reason, all as defined in the Agreements) within twelve months following a change-in-control of the Company (as defined in the Agreements), the officer will receive certain severance benefits including (i) payment of a lump sum equal to a multiple (3.0 for Mr. Fairfield, 1.5 for Messrs. Guenthner and Steffan, and 1.0 for the other officers) of the sum of (A) the annual rate of base salary on the date of termination and (B) the average annual incentive bonus received by the officer for the three fiscal years preceding the fiscal year in which the change-in-control occurred, and (ii) certain reasonable legal fees and expenses incurred as a result of termination.

  The Company entered into a consulting agreement dated October 8, 1998 with William Y. Tauscher in connection with the merger agreement between Inacom and Vanstar. Under the agreement, Mr. Tauscher will continue to provide certain services to Inacom and not compete with the Company for a period of one year. The consulting agreement requires payments to Mr. Tauscher of $1,000,000 in annual base compensation and eligibility for an incentive bonus of up to $3,000,000 if certain merger objectives are attained.

  W. Grant Gregory, a director, is Chairman of Gregory & Hoenemeyer, Inc., which firm rendered advisory services to Inacom in connection with the merger with Vanstar. Pursuant to a letter agreement dated September 18, 1998, the firm will receive approximately $2.1 million as a success fee for the merger of Inacom and Vanstar. The fee was equal to .48 percent of the aggregate amount of consideration received by Vanstar and/or its stockholders in connection with the merger.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee is composed of nonemployee directors. The Committee's executive compensation policies are designed to provide competitive levels of compensation that integrate pay with the Company's annual and long-term performance goals, reward above-average corporate performance, encourage constant strategic analysis, recognize individual initiative and achievements, and assist the Company in attracting, motivating and retaining qualified executives.

  The Committee believes that the Company's current executive compensation program has been designed and is administered in a manner consistent with these objectives. The Committee also intends that compensation paid under the various programs will generally meet the requirements to be deductible under the Internal Revenue Code's compensation deduction regulations.

  The program consists of three components: base salary, annual incentives, and long-term incentives. The Committee recommended or established the executive compensation within each of these components during 1998. In determining competitive levels of compensation, the Committee obtains and utilizes information from outside compensation consultants and other sources such as executive compensation surveys and comparative analyses of compensation data in proxy statements of others. The Committee also reviews compensation data for those companies included in the Peer Group Index used in the performance graph.

  BASE SALARY. The Committee targets base salary for executives at a level somewhat below the competitive median for the Company's peer competitors, intending that the Company rely to a larger degree on annual incentives and long-term compensation to achieve its compensation goals. For the purpose of establishing these levels, the Committee reviews available compensation information of competitive companies and is periodically advised by independent compensation consultants concerning salary competitiveness.

  The Committee approves all salary changes for the Company's executive officers, and bases individual salary changes on a combination of factors, including the performance of the executive, salary level relative to the competitive market, and the recommendations of the Company's chief executive officer. The Committee did not change the base salary of the Chief Executive Officer during 1998.

  ANNUAL INCENTIVES. The Committee believes that an executive's contribution to the Company's profitability should form the basis for annual incentives, since such results maximize earnings in the best interests of the Company. The Committee also believes that bonuses are a necessary part of the Company's compensation structure since base compensation is maintained at levels below competitive medians.

  The Company's stockholders approved the InaCom Executive Incentive Plan in 1997. This Plan authorizes the Committee to establish annual and long-term incentive programs for executive officers, including programs based on economic value added performance. The Committee continued during 1998 a program for paying short-term cash bonuses based on the Company's annual "economic value added" improvement (the "Program"). The Program defines "economic value added" as net operating profit after tax minus a capital charge based on the Company's cost of equity and debt capital. Bonuses are earned only if the Company's economic value added increases over the prior year, with higher bonus levels paid if the economic value added exceeds targets established by the Committee. If the performance targets are exceeded, two-thirds of the bonus attributable to such excess is payable over the following two years, subject to reduction if the Company's economic value added drops below the prior year's performance.

  The Committee selected the participants for the Program during 1998 and established the portion of the total award allocable to each such participant, the historical economic value added performance for 1997 and the improvement targets for 1998. The allocable share of each participant, including the Chief Executive Officer, was generally based on the relative relationship of each such person's base salary.

  Based on these factors, following a review of the Company's 1998 financial statements, the Committee approved the payment of bonuses totaling $300,391 to ten senior officers based on 1998 results, and payment of previously deferred and contingent bonuses of $822,100 with respect to 1996 and 1997 results. The bonus payments for the named executive officers, including the Chief Executive Officer, are reflected in the Summary Compensation Table.

  LONG-TERM INCENTIVES. The Company's long-term incentives for executive officers are provided through restricted stock awards and stock option grants under InaCom's stockholder-approved Stock Plans. The Committee did not issue any restricted stock awards or stock options to executive officers in 1998.

  The stockholders approved an amendment to InaCom's 1997 Stock Plan in February 1999. The amendment increased by 10,000,000 the number of shares available for issuance under the Plan. Following the conversion of Vanstar options into InaCom options in connection with the February 1999 merger, approximately 6.8 million shares remain available for issuance under the Plan. The Committee intends to award stock options, and to a lesser extent restricted stock, during the four-year period ending in 2002, up to the amount of the remaining shares. The Committee intends to grant stock options at the prevailing market price of the Company's common stock. Option grants will generally vest over a period of two to three years, and the executives must be employed by the Company at the time of vesting in order to exercise the options. The size of the option grants will be based upon competitive practice and position level, the expected contribution of each member of the executive officer group to the Company's strategic and operational goals, and the Committee's desire to provide the executive officers with an opportunity to build a meaningful stake in the Company with the objective of aligning the executive officers' long-range interests with those of the Company stockholders. Past stock option grants are not considered when determining the number of stock options to grant in a given year.

  InaCom Compensation Committee

        Mogens Bay, Chairman
        Joseph Auerbach
        Gary Schwendiman

                         STOCK PRICE PERFORMANCE GRAPH

  The following performance graph compares the performance of the Company's common stock to the Total Return Index for the NYSE Stock Market-United States Companies (Broad Market Index) and a Peer Group Index developed by the Company. The Peer Group Index includes CompuCom Systems, Inc., MicroAge, Inc., Vanstar Corp., Ingram Micro, Inc., and Tech Data Corp. The performance graph shows cumulative, five-year stockholder returns with the returns of the Peer Group weighted according to each such company's stock market capitalization. The graph assumes that the value of the investment in the Company's common stock and each Index was $100 at December 27, 1993 and that any dividends were reinvested.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                             1993       1994       1995       1996       1997       1998
InaCom Corp                                                    100.0       53.8      101.0      297.1      208.7      116.8
Total Return Index for NYSE Stock Market(US Companies)         100.0      100.2      134.6      165.7      210.9      259.4
Peer Group                                                     100.0       74.3       93.0      162.4      155.7      148.8

             SECTION 16(A)BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16 (a) of the Securities Exchange Act of 1934 requires executive officers and directors to file reports of changes in ownership of InaCom's common stock with the Securities and Exchange Commission. Executive officers and directors are required by SEC regulations to furnish InaCom with copies of all
Section 16 (a) forms they file. Based solely on a review of the copies of such forms furnished to InaCom and written representations from InaCom's executive officers and directors, InaCom believes that all persons subject to these reporting requirements filed the required reports on a timely basis during 1998, except that Cris Freiwald filed late one report involving one transaction and Joseph Inatome filed late one report involving three transactions.

                         INDEPENDENT PUBLIC ACCOUNTANTS

  The firm of KPMG Peat Marwick LLP has been appointed by the Board of Directors to conduct the 1999 audit of the Company's financial statements. The same firm conducted the 1998 audit. The Board of Directors requests stockholder approval of their appointment. A representative from KPMG Peat Marwick LLP will be present at the Stockholders' Meeting and will have the opportunity to make a statement and to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

  Stockholder proposals intended to be presented at the next annual stockholders' meeting must be received by the Company no later than November 20, 1999 in order for such proposals to be considered for inclusion in the Company's proxy statement relating to such meeting.

  The Company's bylaws set forth certain procedures which stockholders must follow in order to nominate a director or present any other business at an annual stockholders' meeting. Generally, a stockholder must give timely notice to the Secretary of the Company. To be timely, such notice must be received by the Company at 10810 Farnam Drive, Omaha, Nebraska, 68154, not less than ninety nor more than 120 days prior to the meeting. The bylaws specify the information which must accompany any such stockholder notice. Details on the provision of the bylaws may be obtained by any stockholder from the Secretary of the Company.

                                 OTHER MATTERS

  The Board of Directors does not know of any matter, other than those described above, that may be presented for action at the annual meeting of stockholders. If any other matter or proposal should be presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such matter and upon such proposal in accordance with their best judgment.

                                          By Order of the Board of Directors

                                                       [SIGNATURE]
                                          MICHAEL A. STEFFAN,
                                          Secretary
                                          InaCom Corp.

                            InaCom Corp.
          Proxy for Annual Meeting of Stockholders April 22, 1999

The undersigned hereby constitutes and appoints Bill L. Fairfield and David
C. Guenthner, or either of them, with full power of substitution in each of them, for and on behalf of the undersigned to vote as proxies, as directed and permitted herein at the annual meeting of stockholders of the Company to be held at the Embassy Suites, 555 South 10th Street, Omaha, Nebraska 68102, on April 22, 1999 at 9:00 a.m. and at any adjournment thereof, upon matters set forth in the Proxy Statement, and, in their judgment and discretion, upon such other business as may properly come before the meeting.

ITEM 1.  Election of Directors - for the following nominees for Director:
Joseph Auerbach, Richard H. Bard, Mogens C. Bay, James Q. Crowe, Bill L. Fairfield, W. Grant Gregory, Joseph T. Inatome, Rick Inatome, William H. Janeway, John R. Oltman, Gary Schwendiman, William Y. Tauscher, and Linda S. Wilson.

VOTE FOR ALL     WITHHOLD VOTE FOR    WITHHOLD VOTE FOR ONLY
NOMINEES         ALL NOMINEES         THE FOLLOWING NOMINEE(S)
  [ ]                     [ ]          ______________________

ITEM 2. Approval of appointment of independent accountants KPMG Peat Marwick LLP for fiscal 1999.

FOR                AGAINST                ABSTAIN

[ ]                  [ ]                    [ ]


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1AND 2.


Dated this____day of_______________, 1999.

Signature_______________________________________________

Signature_______________________________________________
(When signing as attorney, executor, administrator, trustee, guardian or conservator, designate full title. All joint tenants must sign.)